Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 27, 2019, is entered into by and among Tech Data Corporation, a Florida corporation (the “Company”), Tiger Midco, LLC, a Delaware limited liability company (the “Parent”), and Tiger Merger Sub Co., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Each of the parties to this Amendment is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger dated as of November 12, 2019 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, at any time prior to the Effective Time, the Merger Agreement may be amended or modified by written agreement of, the Company, Parent and Merger Sub;

WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, concurrently with the execution of this Amendment, and as a condition and inducement to the Company’s willingness to enter into this Amendment, the Guarantors are amending and restating the Limited Guarantee and the Equity Commitment Letter.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendments to the Merger Agreement.

2.1	The definition of “Company Termination Fee” is hereby deleted in its entirety and replaced with the following:

“Company Termination Fee” shall mean (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) prior to the No-Shop Period Start Date an amount equal to $89,517,000 and (b) if payable in any other circumstance, an amount equal to $184,301,000.

2.2	Section 3.1(b)(i) (Treatment of Common Stock) of the Merger Agreement is hereby amended by replacing the reference therein to the per-share Merger Consideration of “$130.00” with “$145.00”.

2.3	Section 6.15(c)(xi) (Financing) of the Merger Agreement is hereby amended to insert a new subclause (L) as follows:

(L) notwithstanding anything herein to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s and the Company Subsidiaries’ obligations under this Section 6.15(c), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 6.15(c).

2.4	Section 8.3(d) (Effect of Termination) of the Merger Agreement is hereby amended by replacing the reference therein to the amount of the Parent Termination Fee of “$283,260,000” with “$315,944,000”.

3.

No Other Change. The Parties hereby acknowledge and agree that, except as set forth in this Amendment, the terms and provisions of the Merger Agreement shall not be affected hereby and shall continue in full force and effect.

4.

Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby, including for purposes of Section 9.10 of the Merger Agreement.

5.	Miscellaneous. Sections 9.2 through 9.16 of the Merger Agreement shall apply to this Amendment as if incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

TECH DATA CORPORATION

By:	/s/ Richard T. Hume
Name:	Richard T. Hume
Title:	Chief Executive Officer

TIGER MIDCO, LLC

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	President

TIGER MERGER SUB CO.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	President

[Signature Page to Amendment No. 1 to Merger Agreement]